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                                                               EXHIBIT 12(a)(13)

TO THE FORMER STOCKHOLDERS OF TREX MEDICAL CORPORATION:

     We are very pleased to announce that the merger of Trex Medical Acquisition, Inc. ("Trex Acquisition") with and into Trex Medical Corporation ("Trex Medical") was completed on November 29, 2000. Under the terms of the merger, each share of common stock of Trex Medical outstanding immediately prior to the effective time of the merger (except for those shares owned by Trex Acquisition or by stockholders exercising dissenters' rights and shares held in Trex Medical's treasury) was converted into the right to receive $2.15 per share in cash, without interest.

     Complete instructions on the exchange of your Trex Medical stock certificates for the cash payment described above are included in the enclosed Letter of Transmittal. In general, you will need to do the following in order to receive the cash to which you are entitled:

     1. Complete the front side of the Letter of Transmittal by indicating your stock certificate number(s) and the number of shares represented by each certificate. In addition, complete and sign the substitute Form W-9.

     2. Sign, date and complete the reverse side of the Letter of Transmittal. Please note that you will need to have your signature guaranteed if you are requesting special issuance or delivery instructions.

     3. Send your completed Letter of Transmittal along with your original stock certificate(s) to American Stock Transfer & Trust Company, who is serving as the payment agent, at the address set forth on the Letter of Transmittal. DELIVERY OF THE CERTIFICATE(S) SHALL BE EFFECTED, AND RISK OF LOSS AND TITLE TO THE CERTIFICATE(S) SHALL PASS, ONLY UPON DELIVERY OF THE CERTIFICATE(S) TO THE PAYMENT AGENT. WE STRONGLY RECOMMEND THAT YOU SEND YOUR STOCK CERTIFICATES AND LETTER OF TRANSMITTAL BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AND POSTAGE PRE-PAID, OR BY A NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE.

     Any questions you have regarding the exchange of your Trex Medical shares should be directed to American Stock Transfer & Trust Company at its address or telephone number set forth in the Letter of Transmittal.

     Alternatively, you have a right to demand a judicially determined appraisal of the value of your shares. If you intend to consider exercising this right, you should read the enclosed notice of appraisal rights carefully and promptly. Failure to follow any of the requirements set forth therein or to do so in a timely manner will result in a loss of such rights.

                                        TREX MEDICAL CORPORATION

                                        SANDRA L. LAMBERT
                                        Secretary